As filed with the Securities and Exchange Commission on December 16, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 16, 2020

B&G Foods, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32316	13-3918742
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Four Gatehall Drive, Parsippany,New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (973) 401-6500

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BGS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this report relating to the amendment of B&G Foods’ amended and restated credit agreement is incorporated in this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation.

On December 16, 2020, we amended our amended and restated credit agreement, dated as of October 2, 2015, and previously amended on March 30, 2017, November 20, 2017 and October 10, 2019, among B&G Foods, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent and collateral agent. In the remainder of this report, we refer to the amended and restated credit agreement as so amended, as our credit agreement.

Among other things, the amendment provides for a $300.0 million add-on tranche B term loan facility, which closed and funded on December 16, 2020. The tranche B term loan facility was issued at a price equal to 99.00% of its face value. The add-on term loans, which have the same terms as, and are fungible with, B&G Foods’ existing $371.6 million of tranche B term loans, have a maturity date of October 10, 2026. We used the proceeds of the add-on term loans to repay a portion of our revolving credit facility borrowings and to pay related fees and expenses. The amendment also increased the revolver capacity from $700.0 million to $800.0 million and extended the maturity date of our revolving credit facility from November 21, 2022 to December 16, 2025.

If we prepay all or any portion of the tranche B term loans within six months of the funding of the tranche B term loans in connection with a financing that has a lower interest rate or weighted average yield than the tranche B term loans, we will owe a repayment fee equal to 1% of the amount prepaid. Otherwise, we may prepay the term loans at any time without premium or penalty (other than customary “breakage” costs with respect to the early termination of LIBOR loans). Subject to certain exceptions, the tranche B term loans are subject to mandatory prepayment upon certain asset dispositions or casualty events and issuances of indebtedness.

Interest under the tranche B term loan facility is determined based on alternative rates that we may choose in accordance with our credit agreement, including a base rate per annum plus an applicable margin of 1.00%, and LIBOR plus an applicable margin of 2.50%.

Pursuant to a guarantee and collateral agreement entered into by B&G Foods and our domestic subsidiaries on June 5, 2014 and amended on December 16, 2020, our obligations under the tranche B term loans and our other borrowings under our credit agreement are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of our existing and certain future domestic subsidiaries (other than a domestic subsidiary that is a holding company for one or more of our foreign subsidiaries). The tranche B term loans and our other borrowings under our credit agreement are secured by substantially all of our and our domestic subsidiaries’ assets except our and our domestic subsidiaries’ real property.

In the ordinary course of business, certain of the lenders of the tranche B term loans and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with B&G Foods and our affiliates for which they have in the past received, and may in the future receive, customary fees.

A copy of the amendment is filed as Exhibit 10.1 to this report. A copy of the press release issued by B&G Foods to announce the closing of the credit agreement refinancing is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

10.1	Fourth Amendment to Credit Agreement and First Amendment to Guarantee and Collateral Agreement, dated as of December 16, 2020, to the Amended and Restated Credit Agreement, dated as of October 2, 2015, as amended, and the Guarantee and Collateral Agreement, dated as of June 5, 2014, among B&G Foods, Inc., as borrower, the subsidiaries of B&G Foods, Inc. from time to time party thereto as guarantors, the several banks and other financial institutions or entities from time to time party thereto as lenders and Barclays Bank PLC, as administrative agent for the lenders and as collateral agent for the secured parties
99.1	Press Release dated December 16, 2020
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

B&G FOODS, INC.

Dated: December 16, 2020	By:	/s/ Scott E. Lerner
Scott E. Lerner
Executive Vice President,
General Counsel and Secretary